Exhibit 10.41
AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS
BETWEEN
FARMER BROS. CO.,
a Delaware corporation,
AS SELLER
and
BRIDGE ACQUISITION, LLC,
a Delaware limited liability company,
AS BUYER

753659.08/WLA 374981-00001/4-20-16/pjr/pjr	Agreement of Purchase and Sale [20333 South Normandie Avenue] [Bridge Acquisition, LLC]

TABLE OF CONTENTS

I			SUMMARY AND DEFINITION OF BASIC TERMS	1
II			RECITALS	2
III			AGREEMENT	3
	1		Purchase and Sale	3
	2		Purchase Price	3
		2.1	Purchase Price
		2.2	Deposit	3
		2.3	Cash Balance	4
	3		Escrow and Title	4
		3.1	Opening of Escrow	4
		3.2	Close of Escrow/Closing	5
		3.3	Title Insurance	5
	4		Contingencies; Conditions Precedent to the Close of Escrow	5
		4.1	Buyer's Review	5
		4.2	Title Report and Additional Title Matters	8
		4.3	Conditions Precedent to Buyer's Obligations:	9
		4.4	Failure of Conditions Precedent to Buyer's Obligations	9
		4.5	Conditions Precedent to Seller's Obligations	9
	5		Deliveries to Escrow Holder	10
		5.1	Seller's Deliveries	10
		5.2	Buyer's Deliveries	10
	6		Deliveries Upon Close of Escrow	11
		6.1	Tax Filings	11
		6.2	Prorations	11
		6.3	Recording	11
		6.4	Seller Funds	11
		6.5	Buyer Funds	11
		6.6	Documents to Seller	11
		6.7	Documents to Buyer	11
		6.8	Title Policy	11
	7		Costs and Expenses	11
	8		Prorations	12
		8.1	Ad Valorem Taxes	12
		8.2	Operating Expenses	12
		8.3	Proration Statement	12
	9		Covenants of Seller	12
		9.1	Contracts	12
		9.2	Operation in the Ordinary Course	13
		9.3	Buyer's Approval/Entitlement Efforts	13
		9.4	Union Pacific Railroad Crossing Efforts	13
	10		AS-IS Sale and Purchase	13
		10.1	Buyer's Acknowledgment	14
		10.2	Survival	17
	11		Seller's Representations and Warranties	17

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	11.1	Formation; Authority	17
	11.2	No Conflict	17
	11.3	Bankruptcy	17
	11.4	Prohibited Persons and Transactions	17
	11.5	Leases	18
	11.6	Legal Compliance	18
	11.7	Litigation	18
	11.8	Foreign Person	18
	11.9	Subsequent Changes	18
	11.10	Seller's Knowledge	19
	11.11	Environmental Reports	19
	11.12	Survival	19
12		Buyer's Representations and Warranties	19
	12.1	Formation; Authority	19
	12.2	No Conflict	19
	12.3	Bankruptcy	19
	12.4	Prohibited Persons and Transactions	20
13		Casualty and Condemnation	20
	13.1	Casualty	20
	13.2	Condemnation	20
	13.3	Notice of Casualty and Condemnation	20
14		Notices	21
15		Broker Commissions	21
16		Default	22
	16.1	Default by Seller	22
	16.2	Default by Buyer	22
	16.3	Indemnities; Defaults after Closing or Termination	22
	16.4	Limited Liability	23
17		Assignment	23
18		Miscellaneous	24
	18.1	Governing Law	24
	18.2	Partial Invalidity	24
	18.3	Waivers	24
	18.4	Successors and Assigns	24
	18.5	Professional Fees	24
	18.6	Entire Agreement	24
	18.7	Time of Essence/Business Days	25
	18.8	Construction	25
	18.9	No Third-Party Beneficiary	25
19		1031 Exchange	25
20		Confidentiality	25

753659.08/WLA 374981-00001/4-20-16/pjr/pjr	Agreement of Purchase and Sale [20333 South Normandie Avenue] [Bridge Acquisition, LLC]

EXHIBITS
Exhibit A    Legal Description
Exhibit B    Grant Deed
Exhibit C-1    Transferor's Certification of Non-Foreign Status
Exhibit C-2    Form 593-C
Exhibit D    Form of Lease-Back Lease
Exhibit E    General Assignment
Exhibit F-1    Pre-Approved Geotechnical Scope of Work
Exhibit F-2    Pre-Approved Soil Vapor Scope of Work
Exhibit F-3    Pre-Approved Soil Sampling Scope of Work
Exhibit F-4    Pre-Approved Arsenic and Pesticide Sampling Scope of Work
Exhibit F-5    Pre-Approved Arsenic and Pesticide Sampling Scope of Work #2

753659.08/WLA 374981-00001/4-20-16/pjr/pjr	Agreement of Purchase and Sale [20333 South Normandie Avenue] [Bridge Acquisition, LLC]

AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS
(20333 South Normandie Avenue)
I
SUMMARY AND DEFINITION OF BASIC TERMS
This Agreement of Purchase and Sale and Joint Escrow Instructions (the "Agreement"), dated as of the Effective Date set forth in Section 1 of the Summary of Basic Terms, below, is made by and between BRIDGE ACQUISITION, LLC, a Delaware limited liability company ("Buyer"), and FARMER BROS. CO., a Delaware corporation ("Seller"). The terms set forth below shall have the meanings set forth below when used in the Agreement.

TERMS OF AGREEMENT (first reference in the Agreement)	DESCRIPTION
1. Effective Date (Introductory Paragraph):	April 8, 2016.
2. Buildings (Recital A):	The buildings located on the Land situated in the City of Los Angeles, County of Los Angeles, California, with a street address of 20333 South Normandie Avenue, Los Angeles, California.
3. Broker (Section 15):	Cushman & Wakefield of California, Inc.
4. Buyer's Notice Address (Section 14):
c/o Bridge Development Partners, LLC
1334 Park View Avenue, Suite 310
Manhattan Beach, CA 90266
Attn: Mr. Brian Wilson
Fax No.: (310) 853-8423
Email: bwilson@bridgedev.com

With a copy to:
Allen Matkins Leck Gamble Mallory & Natsis LLP
1900 Main Street, Fifth Floor
Irvine, California 92614-7321
Attn: Drew Emmel, Esq.
Fax No.: (949) 553-8354
Email: demmel@allenmatkins.com

5. Purchase Price (Section 2.1):	$43,000,000.00
6. Initial Deposit (Section 2.2.1):	$500,000.00
7. Additional Deposit (Section 2.2.2):	$1,500,000.00

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8. Escrow Holder and Escrow Holder's Notice Address (Section 3):
First American National Title Company
3281 E. Guasti Road, Suite 440
Ontario, California 91761
Attn: Christine Siegel
   Senior Commercial Closer
Phone No.: (909) 510-6208
Email: csiegel@firstam.com
Escrow Number: NCS-730562

9. Contingency Date (Section 4.1):	April 18, 2016.
10. Closing Date (Section 3.2):	June 30, 2016.
11. Title Company (Section 4.2):
First American National Title Company
3281 E. Guasti Road, Suite 440
Ontario, California 91761
Attn: Wendy Hagen
   VP, Senior National Underwriter
Phone No.: (909) 510-6225
Email: whagen@firstam.com
Title Order Number: NCS-730562

12. Seller's Representative (Section 11.9):	Tom Mattei
II
RECITALS
A.Seller owns that certain parcel of land more particularly described on Exhibit A attached hereto (the "Land"), which Land is improved with the Buildings.
B.Seller desires to sell and convey to Buyer and Buyer desires to purchase and acquire from Seller all of Seller's right, title and interest in and to the following:
i.The Land and all of Seller's interest in all rights, privileges, easements and appurtenances benefiting the Land and/or the "Improvements," as defined below, including, without limitation, Seller's interest, if any, in all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and/or the Improvements (the Land, the Improvements and all such rights, privileges, easements and appurtenances are sometimes collectively hereinafter referred to as the "Real Property");
ii.The Buildings, associated parking and landscaped areas and all other improvements located on the Land (the "Improvements"); and
iii.To the extent assignable, any intangible property used or useful in connection with the foregoing, contract rights, warranties, guaranties, licenses, permits, entitlements, governmental approvals and certificates of occupancy which benefit the Real Property, the Improvements, and/or the Personal Property but excluding any of the same that reference "Farmer Bros. Co." "Farmer Brothers" or any other similar name (the "Intangible Personal

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Property"). The Real Property, the Improvements, and the Intangible Personal Property are sometimes collectively hereinafter referred to as the "Property."
C.Buyer will have the opportunity to conduct all due diligence with regard to the Property as set forth in Sections 4.1 and 4.2, below (collectively, the "Due Diligence Investigations").
III

AGREEMENT
NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows, and hereby instruct Escrow Holder as follows.
1.    Purchase and Sale. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property upon the terms and conditions set forth in this Agreement.
2.    Purchase Price.
2.1    Purchase Price. Buyer shall pay the Purchase Price for the Property as hereinafter provided in this Section 2.
2.2    Deposit.
2.2.1    Initial Deposit. Within two (2) business days following the "Opening of Escrow," as that term is defined in Section 3.1, below, Buyer shall deliver to Escrow Holder the Initial Deposit. The Initial Deposit shall be deposited by Escrow Holder in an interest-bearing account at a federally insured institution as Escrow Holder and Seller deem appropriate and consistent with the timing requirements of this Agreement. The interest thereon shall accrue to the benefit of the party (or parties) receiving the Deposit (or any portions thereof) pursuant to the terms of this Agreement, and Buyer and Seller hereby acknowledge that there may be penalties or interest forfeitures if the applicable instrument is redeemed prior to its specified maturity. The term Deposit hereunder shall include all interest so earned thereon. Buyer agrees to provide its Federal Tax Identification Number to Escrow Holder upon the opening of Escrow. As consideration for Seller’s agreement to enter into this Agreement, a portion of the Initial Deposit equal to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) shall become non-refundable immediately upon receipt, except as otherwise provided in this Agreement (such immediately non-refundable portion of the Initial Deposit being the "NR Deposit"). Provided that Buyer has not previously terminated this Agreement pursuant to Section  4.1.4, below, then concurrently with the expiration of the "Property Approval Period," as that term is defined in Section 4.1.2, below, the remainder of the Initial Deposit shall become non-refundable, except as otherwise provided in this Agreement. If prior to the expiration of the Property Approval Period Buyer has delivered Buyer's Termination Notice, then this Agreement shall be automatically terminated and (x) Seller shall retain the NR Deposit as earned consideration for Seller entering into this Agreement, and (y) the balance of the

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Initial Deposit, together with all interest accrued thereon, shall be returned to Buyer. If this Agreement has not been so terminated, then, after the expiration of the Property Approval Period, the entirety of the Initial Deposit (including the NR Deposit and any interest accrued thereon) shall be: (i) applied and credited toward payment of the Purchase Price at the Close of Escrow, or (ii) retained by Seller as liquidated damages pursuant to Section 16.2, below, or (iii) returned to Buyer if (A) this Agreement is terminated, and the provisions of Section 4.4 or Section 11.9 applies, or (B) this Agreement is terminated because of a breach by Seller.
2.2.2    Additional Deposit. Within two (2) business days following the expiration of the Property Approval Period, and provided Buyer has not previously delivered Buyer's Termination Notice, Buyer shall deliver to Escrow Holder the Additional Deposit (the Additional Deposit, together with the Initial Deposit, shall be hereafter referred to collectively as the "Deposit"). Upon receipt by Escrow Holder, the Additional Deposit shall become non-refundable except as otherwise provided in this Agreement. The Additional Deposit together with interest accrued thereon shall be (i) applied and credited toward payment of the Purchase Price at the Close of Escrow, or (ii) retained by Seller as liquidated damages pursuant to Section 16.2, below, or (iii) returned to Buyer if (A) this Agreement is terminated and the provisions of Section 4.4 or Section 11.9 applies, or (B) this Agreement is terminated because of a breach by Seller.
2.3    Cash Balance. On or before one (1) business day prior to the Closing Date, Buyer shall deposit with Escrow Holder cash by means of a confirmed wire transfer through the Federal Reserve System or cashier's check in the amount of the balance of the Purchase Price, plus Buyer's share of expenses and prorations as described in this Agreement.
3.    Escrow and Title.
3.1    Opening of Escrow. Buyer and Seller shall promptly deliver a fully executed original of this Agreement to Escrow Holder (which delivery may be in counterparts), and the date of Escrow Holder's receipt thereof is referred to as the "Opening of Escrow"; provided, however, the parties' electronic delivery of such counterparts may be used for the Opening of Escrow to the extent their "wet-ink" original counterparts are concurrently delivered to Escrow Holder via Federal Express or other overnight courier or personal delivery. Seller and Buyer shall execute and deliver to Escrow Holder any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and close the transactions contemplated hereby, provided such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement. Such supplementary instructions, together with the escrow instructions set forth in this Agreement, as they may be amended from time to time by the parties, shall collectively be referred to as the "Escrow Instructions." The Escrow Instructions may be amended and supplemented by such standard terms and provisions as the Escrow Holder may request the parties hereto to execute; provided, however, that the parties hereto and Escrow Holder acknowledge and agree that in the event of a conflict between any provision of such standard terms and provisions supplied by the Escrow Holder and the Escrow Instructions, the Escrow Instructions shall prevail.
3.2    Close of Escrow/Closing. For purposes of this Agreement, the "Close of Escrow" or the "Closing" shall mean the date on which the Deed (as defined in Section 5.1.1,

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below) is recorded in the Official Records of the County where the Land is located (the "Official Records"). The Close of Escrow shall occur on the Closing Date, unless otherwise extended as set forth in this Agreement. Buyer's and Seller's failure to perform their respective material obligations hereunder, including, without limitation, the timely delivery by Buyer of the balance of the Purchase Price, shall constitute a material and non-curable default under this Agreement. Notwithstanding any provision to the contrary set forth in this Agreement, Seller and Buyer acknowledge and agree that Seller has elected to continue to occupy the Property after the Closing Date, and as specified in Sections 5.1.3 and 5.2.2 of this Agreement, the parties shall execute that certain Post-Closing NNN Lease-Back Building Lease in the form attached hereto as Exhibit D (the "Lease-Back Lease") and deliver to Escrow pursuant to Section 5 below.
3.3    Title Insurance. At the Close of Escrow, and as a condition thereto, the Title Company shall issue to Buyer an ALTA extended coverage Owner's Policy of Title Insurance (the "Title Policy") with liability in the amount of the Purchase Price, showing title to the Property vested in Buyer, subject only to (i) the preprinted standard exceptions in such Title Policy, (ii) exceptions approved or deemed approved by Buyer pursuant to Section 4.2, (iii) non-delinquent real property taxes and special assessments, (iv) any exceptions arising from Buyer's actions, and (v) any matters which would be disclosed by an accurate survey or physical inspection of the Property (collectively, the "Permitted Exceptions"). Buyer shall be responsible to deliver to the Title Company an ALTA survey of the Property, at Buyer's expense to the extent of a new ALTA survey or any further work required in connection with the ALTA survey previously commissioned by Seller and provided to Buyer (the "ALTA Survey"). Buyer shall pay the additional premium for extended coverage in excess of a standard CLTA policy and any endorsements requested by Buyer. The Property Approval Period and Close of Escrow shall not be extended due to Buyer's Title Policy requirements. Notwithstanding the foregoing, if Buyer fails to provide an ALTA survey for the Property acceptable to the Title Company for purposes of issuing the Title Policy, then the Title Policy to be issued on the Close of Escrow shall be an ALTA extended coverage Owner's Policy of Title Insurance which shall include a general survey exception.
4.    Contingencies; Conditions Precedent to the Close of Escrow.
4.1    Buyer's Review.
4.1.1    Delivery of Due Diligence Materials by Seller. Prior to the date of this Agreement, Seller has made available to Buyer and Buyer's representatives vis-à-vis Seller's online due diligence room relating to the Property, for Buyer's inspection and copying at Buyer's expense, any environmental studies, soils studies, plans, specifications, maps, past surveys and other similar materials relating to the physical and environmental condition of the Property ("Reports"), excluding any confidential or proprietary materials or information (including, without limitation, budgets, financial analyses or projections, appraisal reports, organizational, financial and other documents relating to Seller or its affiliates, or any report or studies that have been superseded by subsequent reports or studies). Seller makes no representations or warranties regarding the sufficiency, truthfulness, completeness or accuracy of the Reports or that the Reports are complete copies of the same. Buyer acknowledges and understands that all such materials made available by Seller are only for Buyer's convenience in making its own examination and

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determination prior to the Contingency Date as to whether it wishes to purchase the Property, and, in so doing, Buyer shall rely exclusively upon its own independent investigation, verification and evaluation of every aspect of the Property and not upon any of the Reports or materials supplied by Seller.
Without limiting the generality of the foregoing, prior to the date of this Agreement, Seller has also made available vis-à-vis Seller's online due diligence room relating to the Property for review and copying, at Buyer's expense, the following due diligence items (together with the Reports, collectively, "Due Diligence Items"): (i) to the extent in the possession of Seller or Seller's property manager, any plans and specifications for the Property, (ii) copies of all service contracts or service agreements relating to the operation and maintenance of the Property (but expressly excluding any contracts Seller determines are "master contracts" affecting properties other than the Property) (collectively, the "Contracts"); (iii) property tax bills for the last two (2) fiscal tax years (or, if the Property has been owned by Seller for less than two (2) years, for such period of Seller's ownership), and the property tax bill for the current year to the extent in the possession of Seller; (iv) operating statements for the Property for the last two (2) calendar years and the current year-to-date; and (v) to the extent in the possession of Seller, any existing ALTA survey. In no event shall Seller be obligated to provide to Buyer any confidential or proprietary information, any appraisal or other valuation information or any documents or information subject to attorney-client privilege or that constitute attorney work product. Seller acknowledges Buyer may desire to discuss or otherwise inquire about matters related to the Property with various governmental entities and utilities and other third parties (the "Third Parties"). In this regard, Buyer is permitted to contact all necessary Third Parties, and discuss Due Diligence Items with such Third Parties (subject to Buyer's confidentiality obligations hereunder and in that certain Confidentiality Agreement dated as of January 6, 2016 and signed by Buyer in connection with its investigations of the Property (the "Confidentiality Agreement")); provided, however, that Buyer shall first provide Seller with written notice and a reasonable opportunity to be present at such contact or discussions at a time and location reasonably convenient to Seller.
4.1.2    Entry Rights. Between the Effective Date and the Contingency Date (the "Property Approval Period") and thereafter until the Closing unless this Agreement is terminated, Buyer shall continue to have the right to review and investigate the Due Diligence Items, the physical and environmental condition of the Property, the character, quality, value and general utility of the Property, the zoning, land use, environmental and building requirements and restrictions applicable to the Property, the state of title to the Property, and any other factors or matters relevant to Buyer's decision to purchase the Property. Buyer, in Buyer's sole and absolute discretion, may determine whether or not the Property is acceptable to Buyer within the Property Approval Period. Buyer shall provide Seller with at least one (1) business day's prior written notice of its desire to enter upon the Real Property for inspection and/or testing and any such inspections or testing shall be conducted at a time (including weekends to the extent Seller has a representative reasonably available to be present on such weekends) and manner reasonably approved by Seller and to minimize disruption or interference with any occupants of the Property. Seller shall have the right to be present at any such inspections or testings. Prior to conducting any inspections or testing, Buyer or its consultants shall deliver to Seller a certificate of insurance naming Seller as additional insured (on a primary, non-contributing basis) evidencing commercial general liability and property

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damage insurance with limits of not less than Two Million Dollars ($2,000,000) in the aggregate for liability coverage (plus Medical Expenses coverage with a limit of not less than Five Thousand and No/100 Dollars ($5,000.00) per incident), and not less than Two Million Dollars ($2,000,000) in the aggregate for property damage. In addition, prior to conducting any inspections or testing, Buyer or its consultants shall also deliver to Seller proof of Worker’s Compensation and Employer’s Liability Insurance with minimum limits of not less than One Million and No/100 Dollars ($1,000,000.00) each accident/employee/disease. Notwithstanding the foregoing, Buyer shall not be permitted to undertake any air or paint sampling or any intrusive or destructive testing of the Property, including, without limitation, a "Phase II" environmental assessment (collectively, the "Intrusive Tests"), without in each instance first obtaining Seller's prior written consent thereto, which consent Seller may give or withhold in Seller's sole and absolute discretion; provided, however, notwithstanding the foregoing approval standard for Intrusive Tests, and notwithstanding that the same may include or otherwise constitute Intrusive Tests, (i) a geotechnical investigation pursuant to the pre-approved scope of work attached hereto as Exhibit F-1 shall be permitted, (ii) a soil vapor survey pursuant to the pre-approved scope of work attached hereto as Exhibit F-2 shall be permitted; (iii) soil sampling pursuant to the pre-approved scope of work attached hereto as Exhibit F-3 shall be permitted, (iv) arsenic and pesticide sampling pursuant to the pre-approved scopes of work attached hereto as Exhibit F-4 and Exhibit F-5 shall be permitted, and (v) a commercially reasonable, Seller-approved survey and assessment of asbestos containing materials, lead-based paint, and similar materials within the Buildings shall be permitted, and Seller's review and approval of a scope of work for any such ACM/LBP survey and assessment shall not be unreasonably withheld, conditioned or delayed; provided, however, it shall be deemed reasonable for Seller to withhold or condition the same to the extent it would present a discernable health or safety risk to Seller or its employees, visitors or guests that cannot be mitigated or addressed in a commercially reasonable manner by precautions undertaken by Buyer or its consultants. Buyer shall restore the Property to its original condition immediately after any and all testing and inspections conducted by or on behalf of Buyer. Buyer hereby indemnifies and holds Seller, the Seller Group (as defined below), and the Property harmless from any and all costs, loss, damages or expenses of any kind or nature arising out of or resulting from any entry and/or activities upon the Property by Buyer and/or Buyer's agents, employees, contractors or consultants; provided, however, such indemnification obligation shall not be applicable to the extent of Buyer's mere discovery of any pre‑existing adverse physical condition at the Property. Buyer's indemnification obligations under this section shall survive the Close of Escrow or any termination of this Agreement.
4.1.3    Contracts. Buyer shall not assume any Contracts from Seller, and Seller shall provide written notice of termination to applicable third parties with respect to such Contracts on or before the expiration of the term of the Lease-Back Lease, if applicable.
4.1.4    Termination. If Buyer determines that it disapproves the Property, then Buyer shall have the right to terminate this Agreement by delivering written notice thereof to Seller and Escrow Holder (the "Buyer's Termination Notice") prior to 5:00 p.m. (Pacific time) on the Contingency Date, and upon such timely delivery of such Buyer's Termination Notice this Agreement shall be automatically terminated and the Deposit (less the NR Deposit, but together with all interest accrued thereon), shall be returned to Buyer. In the event Buyer fails to timely deliver the Buyer's Termination Notice to Seller and Escrow Holder on or before the expiration of

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the Property Approval Period, then the same shall constitute Buyer's waiver of the above-described termination right and all matters set forth in Sections 4.1.1 and 4.1.2, above, shall be deemed to be approved, and this Agreement shall continue in full force and effect. Notwithstanding the above-referenced outside date for the timely delivery of Buyer's Termination Notice, with regard only to the specific issue of access to the Property from Normandie Avenue across a railroad right of way benefitting Union Pacific Railroad, to the extent Buyer is unable to satisfy itself in its sole and absolute discretion with regard to the continued ability to utilize the existing railway crossing, Buyer shall be deemed to have timely delivered Buyer's Termination Notice to the extent the same is delivered to Seller and Escrow holder on or before 5:00 p.m. (Pacific time) on the date which is the earlier to occur of (i) May 2, 2016, or (ii) the date which is five (5) business days following Buyer's receipt of a complete copy of the document file maintained by Union Pacific Railroad (and as confirmed by Union Pacific Railroad) for such existing railway crossing, and upon such deemed timely delivery of Buyer's Termination Notice this Agreement shall be automatically terminated and the Deposit (less the NR Deposit, but together with all interest accrued thereon), shall be returned to Buyer.
4.1.5    Due Diligence Materials. In the event Buyer does not purchase the Property for any reason, within five (5) days after the date this Agreement is terminated Buyer shall return to Seller all documents, information and other materials supplied by Seller to Buyer, and, at Seller's written request, without warranty or representation of any kind, any inspection reports, studies, surveys, and other reports and/or test results relating to the Property which were developed by Buyer or prepared by consultants retained by Buyer in contemplation of this Agreement.
4.2    Title Report and Additional Title Matters. Prior to the date hereof, Seller delivered to Buyer a preliminary title report for the Property (the "PTR"), and copies of all underlying title documents described in the PTR. Buyer shall have until April 11, 2016 (the "Interim Date") to provide written notice (the "Title Notice") to Seller and Escrow Holder of any matters shown by the PTR which are not satisfactory to Buyer. If Seller has not received such written notice from Buyer by the Interim Date, that shall be deemed Buyer's unconditional approval of the condition of title to the Property. Except as provided hereinbelow, Seller shall have until (3) business days prior to the Closing Date to make such arrangements or take such steps as the parties shall mutually agree to satisfy Buyer's objection(s); provided, however, that, except with respect to liens secured by deeds of trust securing loans made to Seller, mechanics' liens relating to work authorized by Seller, judgment liens against Seller, and delinquent taxes (herein "Monetary Liens", which Seller agrees to have removed on or before the Closing Date), Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any title objections. To the extent Buyer timely delivers a Title Notice, then Seller shall deliver, within five (5) business days of its receipt of such Title Notice, written notice to Buyer and Escrow Holder identifying which disapproved items (other than Monetary Liens) Seller shall undertake to cure or not cure ("Seller's Response"). If Seller does not timely deliver a Seller's Response, Seller shall be deemed to have elected to not remove or otherwise cure any exceptions disapproved by Buyer. If Seller elects, or is deemed to have elected, not to remove or otherwise cure an exception disapproved in Buyer's Title Notice, Buyer shall have until the Contingency Date to notify Seller and Escrow Holder, in writing, of Buyer's election to either waive the objection or terminate this Agreement and the Escrow. If Seller and Escrow Holder

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have not received written notice from Buyer by the Contingency Date, that shall be deemed Buyer's waiver of Buyer's objection and election to proceed with Closing; provided, however, Buyer's timely delivery of Buyer's Termination Notice in accordance with Section 4.1.4, above, shall be deemed Buyer's disapproval of the actual or deemed Seller Response. Except for Monetary Liens, all matters shown in the PTR and any survey of the Property obtained by Buyer with respect to which Buyer fails to give a Title Notice on or before the Interim Date shall be deemed to be approved by Buyer.
4.3    Conditions Precedent to Buyer's Obligations:
4.3.1    Title Policy. On or before the Closing, Title Company shall have committed to issue to Buyer the Title Policy described in Section 3.3.
4.3.2    Seller's Performance. Seller shall have duly performed in all material respects each and every covenant of Seller hereunder.
4.3.3    Accuracy of Representations and Warranties. On the Closing Date, all representations and warranties made by Seller in Section 11 shall be true and correct in all material respects as if made on and as of the Closing Date, except for (i) any inaccuracies therein actually known by Buyer prior to the Contingency Date, or (ii) any changes in circumstances contemplated by Section 11.9 of this Agreement.
4.4    Failure of Conditions Precedent to Buyer's Obligations. Buyer's obligations with respect to the transactions contemplated by this Agreement are subject to the satisfaction of the conditions precedent to such obligations for Buyer's benefit set forth in Section 4.3. If Buyer terminates this Agreement by notice to Seller because of the failure of such conditions precedent, then (i) Escrow Holder shall return the Deposit (including the portion of the Deposit referred to as the NR Deposit) to Buyer (plus interest accrued on the Deposit only while held by Escrow Holder) in accordance with Buyer's written instructions within five (5) business days following Buyer's delivery of a written termination notice to Seller and Escrow Holder, (ii) Seller and Buyer shall each pay one‑half (1/2) of any Escrow cancellation fees or charges, and (iii) except for Buyer's indemnity and confidentiality obligations and any other provisions under the Agreement which expressly survive termination of the Agreement, the parties shall have no further rights or obligations to one another under this Agreement.
4.5    Conditions Precedent to Seller's Obligations. The Close of Escrow and Seller's obligations with respect to the transactions contemplated by this Agreement are subject to the timely satisfaction or waiver of the following conditions: (i) Buyer shall have duly performed in all material respects each and every covenant of Buyer hereunder, and (ii) Buyer's representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date. Without limitation of the foregoing, Buyer shall have timely delivered the Purchase Price pursuant to the provisions of Section 2, above.
5.    Deliveries to Escrow Holder.
5.1    Seller's Deliveries. Seller hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least one (1) business day prior to the Closing Date (or other

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date specified) the following funds, instruments and documents, the delivery of each of which shall be a condition to the Close of Escrow:
5.1.1    Deed. A Grant Deed (the "Deed") in the form of Exhibit B attached hereto, duly executed and acknowledged in recordable form by Seller, conveying Seller's interest in the Real Property to Buyer;
5.1.2    Non-Foreign Certifications. Certificates duly executed by Seller in the forms of Exhibits C‑1 and C‑2 attached hereto (the "Tax Certificates");
5.1.3    Lease-Back Lease. Subject to Section 3.2, if applicable, two (2) counterparts of the Lease-Back Lease;
5.1.4    General Assignment. Two (2) counterparts of a General Assignment duly executed by Seller in the form of Exhibit E attached hereto (the "General Assignment"); and
5.1.5    Proof of Authority. Such proof of Seller's authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller, as may be reasonably required by Title Company.
5.2    Buyer's Deliveries. Buyer hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder at least one (1) business day prior to the Closing Date the following funds, instruments and documents, the delivery of each of which shall be a condition to the Close of Escrow:
5.2.4    Buyer's Funds. The balance of the Purchase Price, and such additional funds, if any, necessary to comply with Buyer's obligations hereunder regarding prorations, credits, costs and expenses;
5.2.5    Lease-Back Lease. Subject to Section 3.2, if applicable, two (2) counterparts of the Lease -Back duly executed by Buyer;
5.2.6    General Assignment. Two (2) counterparts of the General Assignment duly executed by Buyer; and
5.2.7    Proof of Authority. Such proof of Buyer's authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer, as may be reasonably required by Title Company.
6.    Deliveries Upon Close of Escrow. Upon the Close of Escrow, Escrow Holder shall promptly undertake all of the following:

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6.1    Tax Filings. The Title Company shall file the information return for the sale of the Property required by Section 6045 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.
6.2    Prorations. Prorate all matters referenced in Section 8 based upon the statement delivered into Escrow signed by the parties;
6.3    Recording. Cause the Deed and any other documents which the parties hereto may direct, to be recorded in the Official Records in the order directed by the parties;
6.4    Seller Funds. Deduct all items chargeable to the account of Seller pursuant to Section 7, below. If, as the result of the net prorations and credits pursuant to Section 8, amounts are to be charged to the account of Seller, deduct the total amount of such charges from the Purchase Price (unless Seller elects to deposit additional funds for such items in Escrow); and if amounts are to be credited to the account of Seller, disburse such amounts to Seller, or in accordance with Seller's instructions, at Close of Escrow. Disburse the Purchase Price to Seller (less the amount of any net prorations and credits to be charged to the account of Seller), or as otherwise directed by Seller, promptly upon the Close of Escrow in accordance with Seller's wire transfer instructions.
6.5    Buyer Funds. Disburse from funds deposited by Buyer with Escrow Holder towards payment of all items and costs (including, without limitation, the Purchase Price, which shall be disbursed in accordance with Section 6.4 above and this Section 6.5) chargeable to the account of Buyer pursuant hereto in payment of such items and costs and disburse the balance of such funds, if any, to Buyer;
6.6    Documents to Seller. Deliver to Seller counterpart originals of the Lease-Back Lease, if applicable, and the General Assignment executed by Buyer and a conformed recorded copy of the recorded Deed;
6.7    Documents to Buyer. Deliver to Buyer an original of the Tax Certificates, and counterpart originals of the Lease-Back Lease, if applicable, and General Assignment appropriately executed by Seller, a conformed recorded copy of the Deed, and, when issued, the Title Policy;
6.8    Title Policy. Direct the Title Company to issue the Title Policy to Buyer; and
7.    Costs and Expenses. Seller shall pay through Escrow (i) that portion of the Title Policy premium for standard CLTA owner's coverage, (ii) all documentary transfer taxes, and (iii) one-half (½) of the Escrow Holder's fee. In addition, Seller shall pay outside of Escrow all legal and professional fees and costs of attorneys and other consultants and agents retained by Seller. Buyer shall pay through Escrow (w) all document recording charges, (x) the additional Title Policy premium for ALTA extended coverage and any title endorsements requested by Buyer, (y) one-half (½) of the Escrow Holder's fee, and (z) all charges for the ALTA Survey. Buyer shall pay outside of Escrow all costs and expenses related to the Due Diligence Investigations, and all legal and professional fees and costs of attorneys and other consultants and agents retained by Buyer.

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8.    Prorations. The following prorations between Seller and Buyer shall be made by Escrow Holder computed as of the Close of Escrow:
8.1    Ad Valorem Taxes. All real estate and personal property taxes attributable to the Property will be prorated at Closing. Seller shall be charged with all such taxes up to, but not including, the Closing Date. If the applicable tax rate and assessments for the Property have not been established for the year in which Closing occurs, the proration of real estate and/or personal property taxes, as the case may be, will be based upon the rate and assessments for the preceding year, subject to initial adjustment as provided in Section 8.3 below. All taxes imposed because of a change of use of the Property after Closing will be paid by Buyer. Real property tax refunds and credits received after the Closing which are attributable to a fiscal tax year prior to the Closing shall belong to Seller, and those which are attributable to the fiscal tax year in which the Closing occurs shall be prorated based upon the date of Closing.
8.2    Operating Expenses. All utility service charges for electricity, heat and air conditioning service, other utilities, elevator maintenance, common area maintenance, taxes other than real estate taxes such as rental taxes, other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business or the management and operation of the Property, shall be prorated on an accrual basis. Seller shall pay all such expenses that accrue prior to the Close of Escrow and Buyer shall pay all such expenses accruing on the Close of Escrow and thereafter. Seller and Buyer shall use commercially reasonable efforts to obtain billings and meter readings as of the Close of Escrow to aid in such prorations.
8.3    Proration Statement. At least two (2) business days prior to the Close of Escrow, the parties shall agree upon all of the prorations to be made and submit a statement to Escrow Holder setting forth the same. In the event that any prorations, apportionments or computations made under this Section 8 shall require final adjustment, then the parties shall make the appropriate adjustments promptly when accurate information becomes available and either party hereto shall be entitled to an adjustment to correct the same, but in no event shall such final adjustment occur later than one hundred eighty (180) days following the Close of Escrow (other than with respect to a final ceconciliation). Any corrected adjustment or proration shall be paid in cash to the party entitled thereto. The provisions of this Section 8 shall survive the Close of Escrow.
9.    Covenants of Seller. Seller hereby covenants with Buyer, as follows:
9.1    Contracts. Between the Effective Date and the Closing Date, Seller shall not enter into any new Contracts or any amendments or modifications to the existing Contracts (collectively, "New Contracts") which would prevent Seller from terminating such New Contractors prior to the expiration of the term of the Lease-Back Lease, and Seller shall cause any existing Contracts and New Contracts to be terminated no later than the expiration of the term of the Lease-Back Lease. Buyer shall not assume any New Contracts. Without limiting the generality of the foregoing, Seller will provide Buyer with copies of all New Contracts.
9.2    Operation in the Ordinary Course. Subject to Sections 9.1 above, from the date of this Agreement until the Close of Escrow, Seller shall (i) operate and manage the Property in the ordinary course, consistent with Seller's past practices, and in accordance with applicable Governmental Regulations (but with regard to such Governmental Regulations, only to the extent

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the same (A) are presently being actively enforced by the applicable governmental agencies having jurisdiction over the Property, such that failure to so comply would (if it were known by such governmental agencies), threaten the Certificate of Occupancy for the Property, or applicable portion thereof, would constitute a health hazard, or would otherwise be required to be remedied, and (B) are not the subject of Buyer's then-existing demolition plans for the Property, unless and to the extent such failure would subject Buyer to penalties from the applicable governmental agencies pursuant to an enforcement action contemplated by item (A) hereinabove), and (ii) maintain all present services and amenities. All Intangible Personal Property shall be conveyed to Buyer by Seller at the Close of Escrow free from any liens, encumbrances or security interests of any kind or nature other than the Permitted Exceptions.
9.3    Buyer's Approval/Entitlement Efforts. From and following the expiration of the Property Approval Period and Buyer's delivery of the entirety of the Deposit in accordance with Section 2.2.2 of this Agreement, Seller agrees to reasonably cooperate with Buyer in connection its efforts to obtain approvals and/or entitlements for its post-Closing development of the Property (e.g., signing applications to the extent required of the then-current owner of the Property); provided, however, in connection with the foregoing, Buyer shall pay all costs associated with such efforts (and shall reimburse Seller for any reasonable, third-party costs and expenses incurred in connection therewith), and Buyer shall remain primarily liable under this Agreement and indemnify Seller from any liability in connection with such approval and/or entitlement efforts.
9.4    Union Pacific Railroad Crossing Efforts. From and following the Effective Date, Seller agrees to use diligent, commercially reasonable efforts to timely cooperate with Buyer in connection its efforts to obtain certainty with regard to the continued ability to utilize the existing railway crossing between Normandie Avenue and the Property (e.g., making submissions, as reasonably requested by Buyer, to Union Pacific Railroad and applicable governmental agencies regarding such crossing and Property access; authorizing Buyer, as the prospective owner of the Property, to have discussions with the applicable third parties relating thereto; and signing applications, document requests, etc., to the extent required of the then-current owner of the Property); provided, however, in connection with the foregoing, Buyer shall pay all costs associated with such efforts (and shall reimburse Seller for any reasonable, third-party costs and expenses incurred in connection therewith), and Buyer shall remain primarily liable under this Agreement and indemnify Seller from any liability in connection with such efforts.
10.    AS-IS Sale and Purchase. Buyer acknowledges, by its initials as set forth below, that the provisions of this Section 10 have been required by Seller as a material inducement to enter into the contemplated transactions, and the intent and effect of such provisions have been explained to Buyer by Buyer's counsel and have been understood and agreed to by Buyer.
10.1    Buyer's Acknowledgment. As a material inducement to Seller to enter into this Agreement and to convey the Property to Buyer, Buyer hereby acknowledges and agrees that:

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10.1.1    AS-IS. Except as otherwise expressly set forth in this Agreement, and subject to Seller's representation and warranties set forth in Section 11 of this Agreement (e.g., the covenants set forth in Section 9 of this Agreement), Buyer is purchasing the Property in its existing condition, "AS-IS, WHERE-IS, WITH ALL FAULTS," and upon the Closing Date has made or has waived all inspections and investigations of the Property and its vicinity which Buyer believes are necessary to protect its own interest in, and its contemplated use of, the Property.
_________/S/_______________
Buyer's Initials
10.1.2    No Representations. Other than the express representations and warranties of Seller contained in Section 11 of this Agreement and the "Other Documents," as that term is defined in Section 16.4 below, neither Seller, nor any person or entity acting by or on behalf of Seller, nor any partner, officer, director, employee, agent, affiliate, successor or assign of Seller (collectively, the "Seller Group") has made any representation, warranty, inducement, promise, agreement, assurance or statement, directly or indirectly, oral or written, of any kind to Buyer upon which Buyer has or is relying, or in connection with which Buyer has made or will make any decisions concerning the Property or its vicinity including, without limitation, its use, condition, value, compliance with "Governmental Regulations," as that term is defined below, the existence or absence of Hazardous Substances on or under the Property, or the permissibility, feasibility, or convertibility of all or any portion of the Property for any particular use or purpose, including, without limitation, its present or future prospects for sale, lease, development, occupancy or suitability as security for financing. As used in this Agreement, the following definitions shall apply: (i) the term "Governmental Regulations" means any laws (including Environmental Laws, as that term is defined below), ordinances, rules, requirements, resolutions, policy statements and regulations (including, without limitation, those relating to land use, subdivision, zoning, Hazardous Substances, occupational health and safety, handicapped access, water, earthquake hazard reduction, and building and fire codes) of any governmental or quasi-governmental body or agency claiming jurisdiction over the Property, (ii) the term "Environmental Laws" shall mean all federal, state and local laws, ordinances, rules and regulations now or hereafter in force, as amended from time to time, and all federal and state court decisions, consent decrees and orders interpreting or enforcing any of the foregoing, in any way relating to or regulating human health or safety, or industrial hygiene or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., and the Clean Water Act, 33 U.S.C. § 1251, et seq., (iii) "Hazardous Substances" shall mean any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws, and includes asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum-based products and petroleum additives and derived substances, lead-based paint, mold, fungi or bacterial matter, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity.

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____________/S/____________
Buyer's Initials
10.1.3    No Implied Warranties. Excluding any representation or warranty set forth in Section 11 of this Agreement or in the Other Documents, Seller hereby specifically disclaims: (a) all warranties implied by law arising out of or with respect to any aspect or element of the Property, including, without limitation, all implied warranties of merchantability, habitability and/or fitness for a particular purpose; and (b) any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (i) the nature and condition of the Property or other items conveyed hereunder, including, without limitation, the water, soil, and geology, the suitability thereof and of the Property or other items conveyed hereunder for any and all activities and uses which Buyer may elect to conduct thereon, the existence of any environmental hazards or conditions thereon (including but not limited to the presence of asbestos or other Hazardous Substances) or compliance with applicable Environmental Laws; (ii) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise; and (iii) the compliance of the property or other items conveyed hereunder or its operation with any Governmental Regulations.
____________/S/____________
Buyer's Initials
10.1.4    Information Supplied by Seller. Buyer specifically acknowledges and agrees that, except as expressly contained in Section 11 of this Agreement and the Other Documents, the Seller has made no representation or warranty of any nature concerning the accuracy or completeness of any documents delivered or made available for inspection by Seller to Buyer, including, without limitation, the Due Diligence Items, and that Buyer has undertaken such inspections of the Property as Buyer deems necessary and appropriate and that Buyer is relying solely upon such investigations and not on any of the Due Diligence Items or any other information provided to Buyer by or on behalf of Seller. As to the Due Diligence Items, Buyer specifically acknowledges that they have been prepared by third parties with whom Buyer has no privity and Buyer acknowledges and agrees that no warranty or representation, express or implied, has been made, nor shall any be deemed to have been made, to Buyer with respect thereto, either by the Seller Group or by any third parties that prepared the same, unless and to the extent that Buyer obtains, at Buyer's expense, a reliance letter or other express authorization that Buyer may rely on such Due Diligence Materials from the preparer thereof.
__________/S/______________
Buyer's Initials
10.1.5    Release. As of the Close of Escrow, Buyer and the Buyer Parties hereby fully and irrevocably release the Seller Group from any and all claims that the Buyer Parties may have or thereafter acquire against the Seller Group for any cost, loss, liability, damage, expense, demand, action or cause of action ("Claims") arising from or related to any matter of any nature relating to, and condition of, the Property including any latent or patent construction defects, errors or omissions, compliance with law matters, Hazardous Substances and other environmental matters within, under or upon, or in the vicinity of the Property, including, without limitation, any

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Environmental Laws. The foregoing release by Buyer and the Buyer Parties shall include, without limitation, any Claims Buyer and/or the Buyer Parties may have pursuant to any statutory or common law right Buyer may have to receive disclosures from Seller, including, without limitation, any disclosures as to the Property's location within areas designated as subject to flooding, fire, seismic or earthquake risks by any federal, state or local entity, the presence of Hazardous Substances on or beneath the Property, the need to obtain flood insurance, the certification of water heater bracing and/or the advisability of obtaining title insurance, or any other condition or circumstance affecting the Property, its financial viability, use or operation, or any portion thereof. This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist in its favor which, if known by Buyer, would materially affect Buyer's release of the Seller Group. In connection with the general release set forth in this Section 10.1.5, Buyer specifically waives the provisions of California Civil Code Section 1542, which provides as follows:
"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."
___________/S/_____________
Buyer's Initials
Notwithstanding anything to the contrary set forth in this Section 10.1.5, the foregoing release is not intended to and does not cover (i) any claims arising from a breach of Seller's representations or warranties set forth in Section 11 of this Agreement or (ii) any other breach by Seller of an express obligation of Seller under this Agreement or the Other Documents which by its terms survives the Close of Escrow.
10.1.6    Natural Hazard Disclosure. Buyer and Seller acknowledge that Seller is required to disclose if any of the Property lies within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency; (ii) an area of potential flooding; (iii) a very high fire hazard severity zone; (iv) a wild land area that may contain substantial forest fire risks and hazards; (v) an earthquake fault or special studies zone; or (vi) a seismic hazard zone. Buyer acknowledges that Seller will cause the Title Company to employ the services of PZR or another reputable vendor ("Natural Hazard Expert") to examine the maps and other information specifically made available to the public by government agencies and to report the results of its examination to Buyer in writing. The written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges Seller from its disclosure obligations referred to herein, and, for the purposes of this Agreement, the provisions of Civil Code Section 1103.4 regarding the non-liability of Seller for errors and/or omissions not within its personal knowledge shall be deemed to apply, and the Natural Hazard Expert shall be deemed to be an expert dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above.
10.1.7    Section 25359.7. Buyer acknowledges and agrees that the sole inquiry and investigation Seller conducted in connection with the environmental condition of the Property is to obtain the environmental report(s) which are part of the Due Diligence Items and

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that, for purposes of California Health and Safety Code Section 25359.7, Seller has acted reasonably in relying upon said inquiry and investigation, and the delivery of this Agreement constitutes written notice to Buyer under such code section.
10.2    Survival. This Section 10 shall survive any termination of this Agreement and the Closing.
11.    Seller's Representations and Warranties. Seller represents and warrants to Buyer as of the date of the Effective Date as follows:
11.1    Formation; Authority. Seller is duly incorporated, validly existing, and in good standing under laws of the state of its formation. Seller has full corporate power and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary corporate action on the part of Seller and all required consents and approvals that are required for the execution, delivery and performance of this Agreement by Seller have been duly obtained. All requisite action has been taken by Seller in connection with the entering into of this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. The individual(s) executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.
11.2    No Conflict.  Neither the execution and delivery of this Agreement and the documents and instruments referenced herein, nor the occurrence of the obligations set forth herein, nor the consummation of the transaction contemplated herein, nor compliance with the terms of this Agreement and the documents and instruments referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note, or other evidence of indebtedness or any other material agreement or instrument to which Seller is a party.
11.3    Bankruptcy.  Seller has not (a) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (c) made an assignment for the benefit of creditors.
11.4    Prohibited Persons and Transactions.  Neither Seller nor any of its affiliates, nor any of their respective members, and none of their respective officers or directors is, nor prior to Closing or the earlier termination of this Agreement, will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated Blocked Persons List) or under any U.S. statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action.

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11.5    Leases. There are no leases, licenses or other similar occupancy agreements with respect to the leasing or occupancy of the Property.
11.6    Legal Compliance. Except as otherwise disclosed in the Due Diligence Items or any other information delivered to Buyer, to Seller's knowledge (i) Seller has not received any written notice from any governmental agency that the Property or any condition existing thereon or any present use thereof currently violates in any material respect any Governmental Regulations applicable to the Property, including those relating to Environmental Laws and/or Hazardous Substances, and (ii) Seller is otherwise unaware of any condition existing on, or any present use of, the Property that currently violates such Environmental Laws and/or Hazardous Substances.
11.7    Litigation. To Seller's knowledge, and except as otherwise disclosed in the Due Diligence Items or any other information delivered to Buyer, Seller has not received written notice of any litigation, arbitration or other legal or administrative suit, action, proceeding or investigation of any kind pending or threatened in writing against or involving Seller relating to the Property or any part thereof, including, but not limited to, any condemnation action relating to the Property or any part thereof.
11.8    Foreign Person. Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.
11.9    Subsequent Changes. If Seller becomes aware of any fact or circumstance prior to the Closing Date which would materially and adversely change one of its foregoing representations or warranties, then Seller will promptly give notice of such changed fact or circumstance to Buyer. Upon Buyer actually becoming aware of any fact which would materially and adversely change any of the representations or warranties contained in this Section 11 or would otherwise constitute a breach thereof by Seller, Buyer, as its sole remedy, shall have the option of (i) waiving the breach of warranty or change, and proceeding with the Close of Escrow, or (ii) terminating this Agreement, in which event the Deposit and any other funds deposited by Buyer into the Escrow and all interest earned thereon shall be returned to Buyer. Any such election shall be made by Buyer not later than the earlier of (A) five (5) business days from Buyer actually becoming aware of such fact or (B) the Closing Date. Notwithstanding the foregoing, if Buyer elects to proceed under clause (ii) above, Seller shall have the right, in its sole discretion, within three (3) business days following receipt of such election from Buyer, to elect by written notice to Buyer to cure such matter prior to Closing (and Seller shall have the right to delay the Closing for up to thirty (30) days to effectuate such cure). If Seller makes such foregoing election and proceeds to actually cure such matter in the time required above, then Buyer's original notice under clause (ii) above shall be deemed Buyer's election to not terminate this Agreement and proceed pursuant to clause (i) above. If Buyer does not so elect to terminate this Agreement pursuant to this Section 11.9, then Buyer shall be deemed to have (i) elected to waive its rights to terminate this Agreement pursuant to this Section 11.9, (ii) elected to acquire the Property on the terms set forth in this Agreement, and (iii) waived all remedies at law or in equity with respect to any representations or warranties resulting from the facts or circumstances disclosed by Seller in its notice to Buyer or of which Buyer actually becomes aware prior to Closing and Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all such disclosures. In no

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event shall Seller be liable to Buyer for (except to the extent expressly elected by Seller pursuant to this Section 11.9, above), or be deemed to be in default under this Agreement by reason of, any breach of a representation or warranty that results from any change that (i) occurs between the Effective Date and the Closing Date, and (ii) is not due to the voluntary or negligent acts or omissions of Seller in violation of this Agreement.
11.10    Seller's Knowledge. Whenever phrases such as "to Seller's knowledge" or "Seller has no knowledge" or similar phrases are used in the foregoing representations and warranties, they will be deemed to refer exclusively to matters within the current actual (as opposed to constructive) knowledge of the Seller's Representative. No duty of inquiry or investigation on the part of Seller or Seller's Representative will be required or implied by the making of any representation or warranty which is so limited to matters within Seller's actual knowledge, and in no event shall Seller's Representative have any personal liability therefor.
11.11    Environmental Reports. To Seller's knowledge, Seller has provided Buyer with copies of all reports and other documents containing material information regarding Hazardous Substances affecting the Property, excluding any such reports or other documents that were subsequently superseded by a report or document provided to Buyer.
11.12    Survival. All of the foregoing representations and warranties of Seller will survive Closing for a period of nine (9) months after the Closing Date. No claim for a breach of any representation or warranty of Seller will be actionable or payable if (i) Buyer does not notify Seller in writing of such breach and commence a "legal action" thereon within said nine (9) months, or (ii) the breach in question results from or is based on a condition, state of facts or other matter which was actually known to Buyer prior to Closing.
12.    Buyer's Representations and Warranties. In addition to any express agreements of Buyer contained herein, the following constitute representations and warranties of Buyer:
12.1    Formation; Authority. Buyer is duly formed, validly existing and in good standing under the laws of the state of its formation. Buyer has full corporate power and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all necessary corporate action on the part of Buyer and all required consents and approvals that are required for the execution, delivery and performance of this Agreement by Buyer have been duly obtained. All requisite corporate action has been taken by Buyer in connection with the entering into this Agreement and the instruments referenced herein, and the consummation of the transactions contemplated hereby. The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof.
12.2    No Conflict.  Neither the execution and delivery of this Agreement and the documents and instruments referenced herein, nor the occurrence of the obligations set forth herein, nor the consummation of the transaction contemplated herein, nor compliance with the terms of this Agreement and the documents and instruments referenced herein conflict with or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond,

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note, or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreement or instrument to which Buyer is a party.
12.3    Bankruptcy.  Buyer has not (a) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (c) made an assignment for the benefit of creditors.
12.4    Prohibited Persons and Transactions.  Neither Buyer nor any of its affiliates, nor any of their respective members, and none of their respective officers or directors is, nor prior to Closing or the earlier termination of this Agreement, will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated Blocked Persons List) or under any U.S. statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action.
13.    Casualty and Condemnation.
13.1    Casualty. In the event that prior to the Close of Escrow there is any damage to the Real Property, or any part thereof, Seller shall, subject to the following sentence, repair or replace such damage prior to the Close of Escrow. Notwithstanding the preceding sentence, in the event Seller elects not to or is unable to repair or replace such damage, Seller shall notify Buyer in writing of such fact and Buyer shall thereafter accept the Real Property in its then condition, and proceed with the transaction contemplated by this Agreement and Buyer shall receive an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage, and Buyer shall be entitled to an assignment of all of Seller's rights to any insurance proceeds payable by reason of such damage or destruction, other than rental abatement/rent loss insurance attributable to the period of time prior to the Closing which shall be retained by or paid to Seller. In the event Seller does not repair or replace such damages, Seller shall not compromise, settle or adjust any claims to such proceeds without Buyer's prior written consent.
13.2    Condemnation. In the event that prior to the Close of Escrow, any portion of the Real Property is subject to a taking by any public or governmental authority, Buyer shall accept the Real Property in its then condition and proceed with the consummation of the transaction contemplated by this Agreement, in which event Buyer shall be entitled to an assignment of all of Seller's rights to any award or proceeds payable in connection with such taking (other than any award or proceeds applicable to pre-Closing periods, for example in the case of a temporary taking). In the event of any such taking, Seller shall not compromise, settle or adjust any claims to such award without Buyer's prior written consent.
13.3    Notice of Casualty and Condemnation. Seller agrees to give Buyer prompt written notice of any taking of, proposed taking of, damage to or destruction of the Real Property.

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14.    Notices. All notices, consents, requests, reports, demands or other communications hereunder (collectively, "Notices") shall be in writing and may be given personally or by Federal Express (or other reputable overnight delivery service) as follows:

To Seller:	Farmer Bros. Co. 13601 North Freeway, Suite 200 Fort Worth, TX 76177 Attn: Thomas J. Mattei, Jr.
E-mail: tmattei@farmerbros.com

With copies to:	Allen Matkins Leck Gamble Mallory & Natsis LLP 1901 Avenue of the Stars, Suite 1800 Los Angeles, California 90067 Attn: Peter J. Roth, Esq. Email: proth@allenmatkins.com

To Buyer:	At Buyer's Notice Address set forth in the Summary and Definition of Basic Terms.

To Escrow Holder:	At Escrow Holder's Address set forth in the Summary and Definition of Basic Terms.
or to such other address or such other person as the addressee party shall have last designated by Notice to the other party. Any Notice will be deemed given on the date of receipted delivery, the date of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given. Notwithstanding the foregoing, to the extent a Notice is (i) delivered via electronic mail, and (ii) the original of which is delivered personally or via overnight delivery service as identified hereinabove, then such Notice shall be deemed given upon the date of transmission of such e-mail. In any event, the party delivering Notice shall use commercially reasonable efforts to provide a courtesy copy of each such Notice to the receiving party via electronic mail (provided that such email notice shall not constitute a formal notice under the terms of this Section 14).
15.    Broker Commissions. Upon the Close of Escrow, Seller shall pay a real estate brokerage commission to Broker with respect to this Agreement in accordance with Seller's separate agreement with said Broker, and Seller hereby agrees to indemnify, defend and hold Buyer free and harmless from and against any and all commissions or other claims Broker may assert in connection with the transactions contemplated by this Agreement. Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no other broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement, or to its knowledge is in any way connected with any of such transactions. In the event of any additional claims for brokers' or finders' fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then as a covenant which shall survive the termination of this Agreement or the Close of Escrow, Buyer shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement or representation or agreement

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by Buyer, and Seller shall indemnify, save harmless and defend Buyer if such claims shall be based upon any statement, representation or agreement made by Seller.
16.    Default.
16.1    Default by Seller. In the event that Seller fails to perform any of the material covenants or agreements contained herein which are to be performed by Seller, Buyer may, at its option and as its exclusive remedy, either (i) subject to the terms of Section 11.9 above, terminate this Agreement by giving written notice of termination to Seller whereupon (A) Escrow Holder will return to Buyer the Deposit, (B) Seller shall reimburse Buyer for its reasonable, third-party costs and expenses actually incurred following the Effective Date in connection with this Agreement and the Property, up to a maximum, cumulative total of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), and (C) both Buyer and Seller will be relieved of any further obligations or liabilities hereunder, except for those obligations which expressly survive any termination hereof, or (ii) Buyer may seek specific performance of this Agreement. The Parties hereby acknowledge that Buyer may elect the remedy in subsection (i) above throughout the term of this Agreement (i.e., either before or after the Property Approval Period to the extent of such an uncured, material failure by Seller). If Buyer elects the remedy in subsection (ii) above, Buyer must commence and file such specific performance action in the appropriate court not later than thirty (30) days following the scheduled Closing Date. Except as specifically set forth in this Section 16.1, Buyer does hereby specifically waive any right to pursue any other remedy at law or equity for such default of Seller, including, without limitation, any right to seek, claim or obtain damages, punitive damages or consequential damages.
16.2    Default by Buyer. IN THE EVENT THE CLOSE OF ESCROW DOES NOT OCCUR AS HEREIN PROVIDED BY REASON OF ANY MATERIAL DEFAULT OF BUYER, BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE BUYER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT BUYER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE AN AMOUNT EQUAL TO THE DEPOSIT, TOGETHER WITH THE ACCRUED INTEREST THEREON; AND, AS SELLER'S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), SAID AMOUNT SHALL BE DISBURSED TO SELLER AS THE FULL, AGREED AND LIQUIDATED DAMAGES FOR A MATERIAL BREACH OF THIS AGREEMENT BY BUYER WHICH RESULTS IN THE CLOSE OF ESCROW NOT OCCURRING, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN RESPECT OF BUYER'S BREACH OF THIS AGREEMENT BEING HEREIN EXPRESSLY WAIVED BY SELLER. SUCH PAYMENT OF THE DEPOSIT IS NOT INTENDED AS A PENALTY, BUT AS FULL LIQUIDATED DAMAGES. NOTHING CONTAINED IN THIS SECTION SHALL LIMIT SELLER'S RIGHT TO RECEIVE REIMBURSEMENT FOR COSTS AND EXPENSES PURSUANT TO SECTION 18.5 BELOW, NOR WAIVE OR AFFECT BUYER'S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS.

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_________________________	________________________ SELLER'S INITIALS BUYER'S INITIALS
16.3    Indemnities; Defaults after Closing or Termination. The limitations on the parties' remedies set forth in Sections 16.1 and 16.2, above, will not be deemed to prohibit either party from (i) specifically seeking indemnification from the other for any matter with respect to which such other party has agreed hereunder to provide indemnification or from seeking damages from such other party in the event such other party fails or refuses to provide such indemnification; (ii) subject to the terms, conditions and limitations of this Agreement, seeking damages incurred during the period of time after Closing that a representation or warranty given as of the Closing Date by the other party hereunder survives Closing, for the other party's breach of such representation or warranty discovered after such Closing; or (iii) subject to the terms, conditions and limitations of this Agreement seeking damages or such equitable relief as may be available for the other party's failure to perform after any termination of this Agreement any obligation hereunder which expressly survives such termination; provided, however, that in no event whatsoever will either party be entitled to recover from the other any punitive, consequential or speculative damages under or in connection with this Agreement. This Section 16.3 shall survive any termination of this Agreement and the Closing.

_________________________	________________________ SELLER'S INITIALS BUYER'S INITIALS
16.4    Limited Liability. Notwithstanding anything to the contrary herein, Buyer on its own behalf and on behalf of its agents, members, partners, employees, representatives, officers, directors, agents, related and affiliated entities, successors and assigns (collectively, the "Buyer Parties") hereby agrees that in no event or circumstance shall any of the members, partners, employees, representatives, officers, directors, agents, property management company, affiliated or related entities of Seller or Seller's property management company, have any personal liability under this Agreement. Seller on its own behalf and on behalf of its agents, members, partners, employees, representatives, related and affiliated entities, successors and assigns hereby agrees that in no event or circumstance shall any of the Buyer Parties have any personal liability under this Agreement. Notwithstanding anything to the contrary contained herein: (i) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any breach of any representation, warranty and/or covenant of Seller) under this Agreement or any documents executed pursuant hereto or in connection herewith, including, without limitation, the Exhibits attached hereto (collectively, the "Other Documents") shall, under no circumstances whatsoever, exceed Two Million and No/100 Dollars ($2,000,000.00) (the "CAP Amount"); and (ii) no claim by Buyer alleging a breach by Seller of any representation, warranty and/or covenant of Seller contained herein or any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant, is for an aggregate amount in excess of $50,000.00 (the "Floor Amount"), in which event Seller's liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the CAP Amount set forth in clause (i) above; provided, however, that if any such final judgment

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is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto. This Section 16.4 shall survive any termination of this Agreement and the Closing.
17.    Assignment. Buyer may not assign, transfer or convey its rights and obligations under this Agreement or in the Property without the prior written consent of Seller, and no such approved assignment shall relieve Buyer from its liability under this Agreement until Buyer's assignee has fully performed all of Buyer's obligations hereunder and Close of Escrow has occurred, at which time Buyer shall be released from any further obligations or responsibilities under this Agreement, except for those obligations or responsibilities which specifically survive the Close of Escrow. Seller consents in advance, upon receipt of reasonable supporting documentation, to an assignment by Buyer to any entity controlling, controlled by, or under common control with Buyer. Any assignee shall assume all of Buyer's obligations hereunder and succeed to all of Buyer's rights and remedies hereunder and any assignment and assumption must be in writing and delivered to Seller at least five (5) business days prior to the Closing Date.
18.    Miscellaneous.
18.1    Governing Law. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.
18.2    Partial Invalidity. If any term or provision or portion thereof of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision or portion thereof to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
18.3    Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.
18.4    Successors and Assigns. Subject to the provisions of Section 17, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.
18.5    Professional Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit and any appeals therefrom, and enforcement of any judgment in connection therewith, including actual attorneys' fees, accounting and engineering fees, and any other professional fees resulting therefrom. This Section 18.5 shall survive any termination of this Agreement and the Closing.

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18.6    Entire Agreement. This Agreement (including all Exhibits attached hereto), together with the Confidentiality Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute a single instrument. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.
18.7    Time of Essence/Business Days. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable (but waivable) default under this Agreement by the party so failing to perform. Unless the context otherwise requires, all periods terminating on a given day, period of days, or date shall terminate at 5:00 p.m. (Pacific time) on such date or dates, and references to "days" shall refer to calendar days except if such references are to "business days" which shall refer to days which are not Saturday, Sunday or a legal holiday. Notwithstanding the foregoing, if any period terminates on a Saturday, Sunday or a legal holiday, under the laws of the State of California, the termination of such period shall be on the next succeeding business day.
18.8    Construction. Headings at the beginning of each paragraph and subparagraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to sections are to this Agreement. All exhibits referred to in this Agreement are attached and incorporated by this reference. In the event the date on which Buyer or Seller is required to take any action under the terms of this Agreement is not a business day, the action shall be taken on the next succeeding business day.
18.9    No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Buyer only and are not for the benefit of any third party; and, accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.
19.    1031 Exchange. Upon the request of a party hereto (the "Requesting Party"), the other party (the "Cooperating Party") shall cooperate with the Requesting Party in Closing the sale of the Property in accordance with this Agreement so as to qualify such transaction as an exchange of like-kind property; provided, however, the Cooperating Party shall not be required to take title to any exchange property and the Cooperating Party will not be required to agree to or assume any covenant, obligation or liability in connection therewith, except as set forth in Section

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3.2 above, the Closing hereunder shall not be delayed as a result of, or conditioned upon, such exchange, the Requesting Party shall pay all costs associated with such exchange, and the Requesting Party shall remain primarily liable under this Agreement and indemnify the Cooperating Party from any liability in connection with such exchange. The provisions of this Section 19 shall survive the Closing.
20.    Confidentiality. Buyer agrees to continue to comply with the terms of the Confidentiality Agreement with respect to all Confidential Information, including, without limitation, the amount of consideration being paid by Buyer for the Property.  Buyer shall refrain from generating or participating in any publicity or press release regarding this transaction without the prior written consent of Seller. Seller shall continue to have all of the remedies provided in the Confidentiality Agreement in connection with Buyer's breach of the terms thereof. The provisions of this Section 20 shall survive any termination of this Agreement, but shall terminate as of, and shall not survive, the Closing.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

"SELLER"	FARMER BROS. CO., a Delaware corporation

By:	/s/ Isaac N. Johnston, Jr. Name: ISAAC N. JOHNSTON, JR. Title: CFO, FARMER BROTHERS

"BUYER"	BRIDGE ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ Brian Wilson Name: BRIAN WILSON Title: Manager

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JOINDER BY ESCROW HOLDER
Escrow Holder (as defined in Section 8 of Article I above) hereby acknowledges that it has received this Agreement executed by the Seller and Buyer and accepts the obligations of and instructions for the Escrow Holder set forth herein. Escrow Holder agrees to disburse and/or handle the Deposit, the Purchase Price and all closing documents in accordance with this Agreement.

Dated: April 13, 2016	FIRST AMERICAN NATIONAL TITLE COMPANY
By: /s/ Christine Seigel
Name: CHRISTINE SIEGEL
Title: Sr. Commercial Closer

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